UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-28874_____________________

CANADIAN EMPIRE EXPLORATION CORP.
_____________________________________________________________
(Exact name of registrant as specified in its charter)

#1205-675 West Hastings Street, Vancouver BC V6B 1N2 CANADA Tel: 604.687.4951 Fax: 604.687.4991 ______________

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common shares without par value
__________________________________________________________________________
(Title of each class of securities covered by this Form)

Not applicable
____________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule	12g-4(a)(1)(i)		Rule	12h-3(b)(1)(i)
Rule	12g-4(a)(1)(ii)		Rule	12h-3(b)(1)(ii)
Rule	12g-4(a)(2)(i)		Rule	12h-3(b)(2)(i)
Rule	12g-4(a)(2)(ii)	X	Rule	12h-3(b)(2)(ii)
			Rule	15d-6

Approximate number of holders of record as of the certification or notice date: 316 resident in the United States____

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 19, 2006___________          By: /s/ Jeannine P.M. Webb________________________________

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC2069(12-04)